UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KIMCO REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This supplement (this “Supplement”) amends and supplements the statements made in the combined Tender Offer Statement on Schedule TO / 13E-3 (as amended and supplemented, the “Schedule TO”) filed with the Securities and Exchange Commission (“SEC”) by Kimco Realty Corporation, a Maryland corporation (the “Company”), on November 4, 2024 in connection with an offer by the Company to purchase for cash all of its outstanding depositary shares (each a “Security”) each representing 1/1,000 of a share of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock, par value $1.00 per share, of the Company, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation, dated November 4, 2024 (as amended or supplemented from time to time, the “Offer to Purchase and Consent Solicitation”) and in the accompanying letter of transmittal and consent (as it may be amended or supplemented from time to time, the “Letter of Transmittal and Consent,” and, together with the Offer to Purchase and Consent Solicitation, the “Offer”), at a price per Security of $62.00, plus any accrued and unpaid dividends. A copy of the Offer to Purchase and Consent Solicitation was filed as part of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 4, 2024.

Only those items amended or supplemented are reported in this Supplement. Except as specifically provided herein, the information contained in the Offer to Purchase and Consent Solicitation remains unchanged and this Supplement does not modify any of the information previously reported on the Offer to Purchase and Consent Solicitation. All capitalized terms in this Supplement and not otherwise defined have the respective meanings ascribed to them in the Offer to Purchase and Consent Solicitation. You should read this Supplement together with the Offer to Purchase and Consent Solicitation and the related Letter of Transmittal and Consent

ITEM 11. Additional Information.

Item 11 is hereby amended and supplemented by adding the following information:

On December 13, 2024, the Company issued a press release announcing the final results of the Offer and concurrent consent solicitation, which expired at 5:00 PM, New York City time, on December 12, 2024. A copy of such press release is filed with Amendment No. 2 to the Schedule TO filed with the SEC on December 13, 2024.